Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. ANNOUNCES
2007 EXPLORATION AND DEVELOPMENT BUDGET

HOUSTON, TEXAS, January 4, 2007 - Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE:BDE) announced that it expects to spend $200 million on its exploration and development activities in 2007. Bois d'Arc's exploration program in 2007 will focus on exploring the Company's extensive acreage position in the Gulf of Mexico shelf.

Bois d'Arc has budgeted $104 million to drill 15 (11.8 net) offshore wells in 2007. Bois d'Arc has budgeted an additional $69 million for completion and facilities costs related to these wells. Six of the wells in the 2007 drilling program will be drilled deeper than 15,000 feet to test high potential exploration prospects. In addition the Company plans to spend $17 million on acquiring seismic data and acreage and estimates that it will spend $11 million for recompletions and for abandonment work in 2007.

"Our 2007 drilling program will allow us to continue to replace our production and grow our reserve base through the drill bit," stated Wayne L. Laufer, Chief Executive Officer of Bois d'Arc. "Our 2007 drilling program includes a balance of nine lower risk conventional prospects which should replace what we expect to produce in 2007 and six higher risk and higher potential deeper prospects that expose the Company to significant growth if they are successful. We expect to be able to fund our 2007 drilling program with our operating cash flow and will use any excess cash flow to reduce our outstanding debt."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".